Exhibit 14

                Code of Business Conduct and Ethics

                The Bear Stearns Companies Inc., together with each of its subsidiaries and affiliates, (“Bear Stearns” or the “Firm”) are committed to the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (the “Code”), as written and amended from time to time, establishes standards that Bear Stearns deems necessary to deter wrongdoing and to promote compliance with applicable law, rules and regulations and honest and ethical conduct. This Code is also intended to comply with the rules promulgated by the Securities and Exchange Commission (“SEC”) as directed by the Sarbanes-Oxley Act of 2002 and rules promulgated by the New York Stock Exchange (“NYSE”). This Code pertains to the conduct of each individual who is an employee, officer or director of Bear Stearns. This Code is a material policy of the Firm.

                For brevity, executive officers and directors shall be referred to herein as “Senior Executives.” The term “Executive Officer,” as used herein, shall have the same meaning as the definition set forth in Rule 3b-7 of the Securities Exchange Act of 1934. A current list of the Firm’s Directors and Executive Officers is published annually in Bear Stearns’s Form 10-K.

                This Code is divided into eight sections: 1) Accountability for Adherence to the Code; 2) Compliance with Applicable Laws, Rules and Regulations; 3) Conflicts of Interest; 4) Corporate Opportunities; 5) Fair Dealing; 6) Financial Reporting and Disclosure; 7) Protection and Proper Use of Company Assets; and 8) Confidentiality. The principles espoused by this Code are not a cure-all; accordingly, every employee and Senior Executive is expected to exercise his/her best judgment and common sense in all of their activities.

Accountability for Adherence to the Code

                The Bear Stearns Board of Directors (the “Board”) shall designate an Ethics Compliance Officer who shall be responsible for investigating all reports of Code violations. The Ethics Compliance Officer shall report to the Board or a Board committee when an investigation concerns the activity of a Senior Executive. The Ethics Compliance Officer is responsible for updating this Code and may periodically issue instructions and procedures relating to the Code. A waiver of any provision set forth in this Code for a Senior Executive may only be granted by the Board or a Board committee. Bear Stearns is legally obligated to immediately disclose all waivers and modifications to this Code relating to Senior Executives.

                Employees and Senior Executives are personally accountable for ensuring that their conduct adheres to this Code. Additionally, employees and Senior Executives are expected to promote ethical conduct and compliance with the laws, rules and regulations that govern the activities of the Firm. Employees and Senior Executives have an affirmative obligation to promptly report any known or suspected violation of this Code to the Firm’s Ethics and Compliance Hotline (800) 398-6507 or the Firm’s designated Ethics Compliance Officer. Calls to the Ethics and Compliance Hotline may remain anonymous.

                Employees should consult with their manager, supervisor and/or a member of the Firm’s Legal Department when in doubt about the appropriate course of action in a particular situation. The Firm will not allow retaliation against any person, who, in good faith, reports a violation or a suspected violation of a law, rule, regulation or this Code.

                Employees and Senior Executives have an obligation to fully cooperate with the Firm’s independent and/or internal auditors, investigators, legal and compliance personnel, attorneys and regulatory authorities.

                Any Employee or Senior Executive who violates a provision of this Code will be subject to disciplinary action including, but not limited to, termination of employment and forfeiture of unvested compensation.

Compliance with Applicable Laws, Rules and Regulations

                Employees and Senior Executives are expected to proactively promote compliance with the various federal, state and local law, rules and regulations, including the rules and regulations promulgated by pertinent self-regulatory organizations that govern their activities within the Firm. When necessary, employees and Senior Executives are expected to consult with the General Counsel and/or another member of the Firm’s Legal Department for advice.

Conflicts of Interest

                Employees and Senior Executives must avoid conflicts of interest and material transactions or relationships involving potential conflicts of interests unless the transaction or relationship has been approved in advance. Employees and Senior Executives have an affirmative obligation to promptly disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict to their Senior Managing Director supervisor in the case of an employee or to the Firm’s designated Ethics Compliance Officer in the case of a Senior Executive. For purposes of this Code, “conflicts of interest” is broadly defined as occurring when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of the Firm.

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Corporate Opportunities

                Employees and Senior Executives owe a duty to Bear Stearns to advance the Firm’s legitimate interests when the opportunity to do so arises. Employees and Senior Executives are prohibited from competing with the Firm. Employees and Senior Executives are also prohibited from using corporate property, information, or their position for personal gain or for the benefit of their friends and family. As a general rule, employees and Senior Executives may not avail opportunities for themselves that are discovered through the use of corporate property, information or their position, unless such opportunities are presented first to Bear Stearns. The Firm reserves the right to determine the suitability of the opportunity for Bear Stearns’ own account. Employees and Senior Executives have an affirmative obligation to promptly disclose any such opportunities to their Senior Managing Director supervisor in the case of an employee or to the Firm’s designated Ethics Compliance Officer in the case of a Senior Executive. Accordingly, employees and Senior Executives may pursue opportunities discovered through the use of corporate property, information or their position only after Bear Stearns has been made aware of and has declined to avail itself of such opportunities.

Fair Dealing

                Employees and Senior Executives must endeavor to deal fairly with the Firm’s employees, clients, vendors and competitors. They must also avoid taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Employees and Senior Executives are expected to share knowledge with their colleagues and are expected to maintain the skills necessary to perform their jobs.

Financial Reporting and Disclosure

                Employees and Senior Executives shall endeavor to ensure that the information disclosed in internal reports and documents is complete, fair, accurate, timely and understandable. Senior Executives shall endeavor to ensure that the information disclosed in reports and documents that Bear Stearns files with, or submits to, the SEC, the NYSE and other public communications made by the firm is complete, fair, accurate, timely and understandable. Furthermore, employees and Senior Executives are prohibited from directly or indirectly taking any action to influence, coerce, manipulate or mislead an auditor or another employee for the purpose of falsifying an internal report, financial statement or other document.

Protection and Proper Use of Company Assets

                Employees and Senior Executives shall protect the Firm’s assets and ensure their efficient use for legitimate business purposes only.

Confidentiality

                Employees and Senior Executives must maintain the confidentiality of information entrusted to them by Bear Stearns and its clients, whether the information concerns the Firm or its clients, except when disclosure is authorized, already in the public domain, legally mandated or reasonably required to advance the Firm’s or its client’s legitimate business interests. Confidential information includes all non-public information that might be of use to competitors or harmful to Bear Stearns or its clients if disclosed. Illegal insider trading is unethical, is prohibited by federal and state securities laws and can expose you and the Firm to risk.

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